UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2006

Talk America Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-26728 (Commission File Number)	23-2827736 (I.R.S. Employer Identification No.)

6805 Route 202, New Hope, Pennsylvania (Address of principal executive offices)	18938 (Zip Code)

(215) 862-1500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 28, 2006, Talk America Holdings, Inc. (the “Company”) received an unsolicited letter (the “Letter”) from Sun Capital Securities Group, LLC (“Sun Capital”) proposing “to purchase for cash all of the outstanding shares of Company Common Stock for $9.00 per share,” subject to the terms and conditions set forth therein, including Sun Capital’s satisfactory completion of due diligence. A copy of the Letter is filed as Exhibit 99.1 to this Report and the foregoing summary of the terms thereof is qualified in its entirety by reference thereto.

Also on September 28, 2006 and in response to the receipt of the Letter, the Company’s Board of Directors, as permitted by an exception to the general “non-solicitation” terms of the Agreement and Plan of Merger, dated as of September 22, 2006 (the "Merger Agreement"), among the Company, Cavalier Telephone Corporation and Cavalier Acquisition Corp., made the necessary determinations in respect of the Letter and the proposal contained therein so as to permit the Company to furnish information about the Company to Sun Capital and its representatives pursuant to a confidentiality agreement with Sun Capital and to participate in discussions and negotiations with Sun Capital in respect of its proposal. The Company does not know whether any further or other proposal will be forthcoming from Sun Capital and the Company’s Board of Directors has made no determination in respect of the proposal contained in the Letter or any other proposal of Sun Capital other than the limited determinations described above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Letter, dated September 28, 2006, from Sun Capital Securities Group, LLC, to the Board of Directors of Talk America Holdings, Inc., respecting an acquisition proposal (incorporated by reference to Exhibit 99.C to the statement on Schedule 13D, filed by SCSF Equities, LLC and others in respect of Talk America Holdings, Inc., as issuer, on September 28, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2006	TALK AMERICA HOLDINGS, INC. By: /s/ Aloysius T. Lawn IV Name: Aloysius T. Lawn IV Title: Executive Vice President - General Counsel and Secretary